Exhibit No. (12)

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Year Ended December 31
	2017	2016	2015	2014	2013
Consolidated Companies
Income from continuing operations before income taxes	$2,991	$3,009	$1,335	$2,255	$2,641
Interest expense	318	319	295	284	282
Interest factor in rent expense	94	94	93	101	106
Amortization of capitalized interest	8	9	9	23	12

Equity Affiliates
Share of 50%-owned:
Income before income taxes	(2)	(2)	(2)	1	6
Interest expense	1	1	-	-	-
Interest factor in rent expense	-	-	-	-	-
Amortization of capitalized interest	-	-	-	-	-
Distributed income of less than 50%-owned	130	120	136	168	163

Earnings	$3,540	$3,550	$1,866	$2,832	$3,210

Consolidated Companies
Interest expense	$318	$319	$295	$284	$282
Capitalized interest	8	10	15	11	14
Interest factor in rent expense	94	94	93	101	106

Equity Affiliates
Share of 50%-owned:
Interest and capitalized interest	1	1	-	-	-
Interest factor in rent expense	-	-	-	-	-

Fixed Charges	$421	$424	$403	$396	$402

Ratio of Earnings to Fixed Charges	8.41	8.37	4.63	7.15	7.99